Exhibit 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 30, 2006, by and between RENEX, INC., a private Nova Scotia company (the “Company”), WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA INC., an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”).

RECITALS

WHEREAS, the Company owns and operates a network of home improvement contractors, operating under the national brand “RenovationExperts.com” and related financial services and inbound call centers (the “Business”);

WHEREAS, the Boards of Directors of the Company (the “Company’s Board”) and Buyer (the “Buyer’s Board”) have determined that it is in the best interests of the Company and Buyer, respectively, and their respective stockholders and shareholders to consummate the purchase of all of the assets of the Business by Buyer and the assumption of certain liabilities (the “Acquisition”); and

WHEREAS, the parties desire that the Acquisition be made on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Assets” means all of the assets, properties and rights of the Company, relating to the Business, of every kind, nature and description, tangible or intangible, wherever located, other than the Excluded Assets, including but not limited to the assets reflected in the Balance Sheet and Closing Balance Sheet, and any prepayments or retainers relating to such assets, properties and rights.

“Assumed Liabilities” means, and is limited to:

(a) all of the Company’s obligations arising after the date of Closing (as defined in Section 2.5) under the agreements listed on EXHIBIT A-1 attached hereto; provided such obligations: (i) do not arise from any breach of any provision under such agreements (with or without the passage of time) by the Company, and (ii) are ascertainable by reference to the express terms of such agreements;

(b) all of the Company’s obligations reflected in the Closing Balance Sheet (including liabilities that have accrued but may not be specified) other than Excluded Liabilities; and

(c) any other items set forth in EXHIBIT A-1.

Notwithstanding the foregoing and anything to the contrary contained in this Agreement and except as set forth in EXHIBIT A-1, “Assumed Liabilities” shall not include, and Buyer shall not assume any:

(1) employment obligations and wage, salary and benefit obligations, including without limitation those arising under any severance, pension, profit sharing, deferred compensation, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of the Company for employees connected with the Business or otherwise resulting from the Company’s exit from the Business or any of the transactions contemplated under this Agreement;

(2) corporate expenses and other Company business expenses, ongoing or otherwise (other than expenses directly related to the Business and included in the Closing Balance Sheet), including without limitation, real property lease obligations other than as specified under subsection (a) of Assumed Liabilities; and

(3) Liabilities arising out of or related to any litigation involving the Company, including the matters referenced on Schedule 3.5 and the fees and expenses incurred in connection therewith, whether or not related to the Business, other than expenses or Liabilities related to such litigation included in the accounts payable of the Company and included on the Closing Balance Sheet.

“Balance Sheet” means the balance sheet of the Business dated as of the August 31, 2006.

“Breach” there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy (including any inadvertent or innocent inaccuracy) in, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, failure, or circumstance.

“Buyer Common Stock” shall mean the Common Stock of Parent, par value U.S. $0.001 per share.

“Buyer Disclosure Schedule” shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to the Company on behalf of Buyer and prepared in accordance with Article 4 of this Agreement.

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“Cash Closing Consideration” shall mean U.S. $7,000,000.00.

“Closing Balance Sheet” means the pro forma balance sheet of the Business dated as of the Closing Date.

“Closing Date” shall have the meaning set forth in Section 2.5 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Company Common Stock” means the Common Stock of the Company, no par value per share.

“Company Technology” shall mean all backend management systems used to facilitate the matching of contractors with homeowners and to manage the relationships among the Company’s employees and the homeowners and contractors related to the Business, including all telephony equipment and software used to manage and route calls that are (a) offered by the Company as of the Effective Time and acquired by Buyer pursuant to this Agreement or (b) currently being developed, or developed after the Effective Time, and marketed by Buyer either on a stand-alone basis or together with other services offered by Buyer.

“Company Disclosure Schedule” shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to Buyer on behalf of the Company and prepared in accordance with Article 3 of this Agreement.

“Consideration” shall mean the Cash Closing Consideration, the Earnout Consideration and the Stock Consideration.

“Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense.

“Earnout Consideration” shall mean an aggregate of U.S. $1,000,000.00.

“Effective Time” shall be the time of the Closing.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means those assets used only in connection with the businesses of the Company other than the Business and listed on EXHIBIT B attached hereto.

“Excluded Liabilities” means those Liabilities set forth on EXHIBIT A-2.

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“GAAP” shall mean accounting principles generally accepted in the United States of America, as in effect from time to time.

“General Corporation Law” shall mean the Delaware General Corporation Law, as amended.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Key Contract” shall mean that certain Renex partnership Agreement by and between the Company and Cybertonic LLC, as the same has been amended to date, or may be amended from time to time, dated as of July 20, 2006.

“Knowledge” shall mean the actual knowledge of any of the Company’s directors and officers, and that such person has no reason to believe that such fact or other matter is other than what is represented after such investigation that such director or officer, as the case may be, should reasonably be expected to conduct through the exercise of reasonable care in the conduct of the business of the Company and in preparation of this Agreement and the disclosure schedules contemplated hereby.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” shall mean any and all debts, liabilities, accounts payable, Taxes, claims and other obligations, absolute or contingent, mature or not mature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, or any actual or threatened action, suit, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, any order or consent decrees of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Material Adverse Effect” shall, with respect to an entity, mean any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Person” shall mean any individual, Entity or Governmental Body.

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“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Requisite Company Shareholder Vote” shall mean the affirmative vote, or written consent, as required pursuant to the provisions of the Companies Act (Nova Scotia).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Employee” shall refer to each of Craig Lucas and Lorraine Kotyk.

“Specified Representations” shall mean the representations and warranties of the Company set forth in Sections 3.1, 3.5, 3.16 (as it pertains to the Acquired Assets) and 3.20.

“Stock Consideration” shall mean that number of shares of Buyer Common Stock equal to U.S. $3,000,000.00 divided by the Stock Price, rounded to the nearest whole share, with one-half being rounded upwards.

“Stock Price” shall mean the volume weighted average per share closing price of Buyer Common Stock, as quoted on the Nasdaq Global Market for the twenty (20) trading days ending on the date immediately prior to the date of this Agreement.

“Tax” shall mean any federal, state, provincial, local or foreign income, capital, gross receipts, license, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income (or other) withholding, employer health tax, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional interest, fines, additions or other amounts thereto or penalties thereon in respect of the foregoing.

ARTICLE 2

ACQUISITION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Parent agrees to purchase from the Company, and the Company agrees to sell, transfer, convey, and deliver to Parent good and valid title to, or valid licenses or leasehold interests in, all of the Acquired Assets, free and clear of any liens or encumbrances (other than those specified in the Company Disclosure Schedule) at the Closing for the consideration specified below in this Article 2. The Company shall retain the Excluded Assets.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Parent agrees to assume and become responsible for the Assumed Liabilities other than Assumed Liabilities that include real property leases. Subsidiary agrees to assume and

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become responsible for the Assumed Liabilities that are real property leases. Buyer will not assume or have any responsibility, however, with respect to any other Liability of the Company not an Assumed Liability. Without limiting the generality of the foregoing, the Company will bear and discharge all liabilities accrued up to and including the date of this Agreement relating to Taxes, the operation of the Business and the Business Employees (as hereinafter defined), including chargebacks, ACH returns, refunds or similar credits issued or received subsequent to the Closing but relate to the operation of the Business prior to the Closing. To the extent that Parent is forced to bear the cost of any such chargebacks, ACH returns, refunds or similar credits, Seller agrees to remit the amount of any such costs to Buyer within ten (10) days after receipt of written notice of such costs.

2.3 Purchase Price.

(a) Cash Closing Consideration. Subject to the terms of this Agreement, Buyer will deliver to the Company at the Closing the Cash Closing Consideration.

(b) Stock Consideration. Subject to the terms of this Agreement (including without limitation Section 8.6 hereof), Buyer shall issue the Stock Consideration as follows:

(i) On the first (1st) anniversary of the Closing Date, Buyer shall issue that number of shares of Buyer Common Stock as is equal to one-half (1/2) of the Stock Consideration reduced by that number of shares of Buyer Common Stock as is equal to the quotient obtained by dividing (x) the value of any unresolved claims (pursuant to Article 8 hereof) by (y) the Stock Price; and

(ii) On the second (2nd) anniversary of the Closing Date, that number of shares of Buyer Common Stock as is equal to one-half (1/2) of the Stock Consideration reduced by that number of shares of Buyer Common Stock as is equal to the quotient obtained by dividing (x) the value of any unresolved claims (pursuant to Article 8 hereof) by (y) the Stock Price.

(c) Earnout Consideration. In addition to the right to receive the Cash Closing Consideration pursuant to Section 2.3(a) and the Stock Consideration pursuant to Section 2.3(b), the Company, or its assignees(s), shall have the right to receive up to the total amount of the Earnout Consideration, to the extent earned as calculated in accordance with this Section 2.3(c). Subject to such adjustments as are set forth below in this Section 2.3(c), one-fourth (1/4th) of the Earnout Consideration (equal to U.S. $250,000.00) (such amount being an “Earnout Payment Amount”) shall be earned by the Company and payable by Buyer to the Company for each fiscal quarter during which the Key Contract remains in effect and the terms of such Key Contract continue to be satisfied, in the reasonable determination of Parent. Parent shall make its determination as to whether the terms of the Key Contract continue to be satisfied within thirty (30) days after the end of each of Parent’s fiscal quarters, commencing with the end of first fiscal quarter ending December 31, 2006. To the extent that Parent has determined that the terms of the Key Contract continue to be satisfied, Parent shall pay the portion of the Earnout Consideration then due within forty five (45) days of the end of such fiscal quarter. To the extent that Parent, together with any of Parent’s subsidiaries, expends funds to remedy any failure of the Key Contract to continue to be satisfied, the amount expended shall be deducted from the Earnout

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Payment Amount otherwise payable with respect to such fiscal quarter; provided, however, that to the extent the amount expended by Parent, together with any of its subsidiaries, exceeds the Earnout Payment Amount for any quarter, such overage shall be deducted from each successive Earnout Payment Amount otherwise payable until such amount is either (x) recouped in full by Parent or (y) if such amount exceeds the Earnout Consideration, the amount of the Earnout Consideration has been reduced to zero dollars (U.S. $0.00) such that notwithstanding the foregoing or anything herein to the contrary, in no event shall the Company be responsible to pay to Parent any amount in the event the amount expended by Parent, together with any of its subsidiaries, exceeds the Earnout Payment Amount or the Earnout Consideration in the aggregate. Within forty-five (45) days after the Company’s receipt from Parent of Parent’s determination that the terms of the Key Contract are not being satisfied, the Company may give notice to Parent that it disputes Parent’s determination. In such event, the Company shall provide Parent with its analysis as to why it disputes Parent’s determination and provides detailed evidence of such continued satisfaction, and the parties shall confer with regard to the matter. If the Company and Buyer are unable to resolve the matter, the Company and Buyer shall each select a representative to make such determination. If the representatives do not agree as to whether the terms of the Key Contract continue to be satisfied, then the Company and Buyer shall mutually agree upon an independent third party to make such determination, and such independent third party’s determination shall be final and binding upon all parties hereto. Each party hereto shall make available to the other party such work papers and documentation as may be reasonably necessary to make the determinations necessary.

2.4 Employee Stock Options. As soon as practicable following the Closing, Buyer will grant to those employees of the Company who are offered and who accept employment with Buyer, options to purchase up to that number of shares of Buyer Common Stock as determined by the Buyer’s Board using its reasonable business judgment.

2.5 Closing.

(a) Subject to the provisions of Articles 6 and 7 hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at such location, on such date (the “Closing Date”) and at such time as the Company and Buyer mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.

(b) At the Closing, (i) the Company will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.2 below; (ii) Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section 6.3 below; (iii) the Company will execute, acknowledge (if appropriate), and deliver to Buyer a general assignment and warranty bill of sale (including intellectual property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment in such form as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to the Company an assumption agreement in a form reasonably acceptable to the Company; and (v) Buyer will deliver to the Company the Cash Closing Consideration via wire of immediately available funds to the Company’s bank account.

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(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Acquisition, who shall have delivered, prior to any vote on the Acquisition, a written demand for the fair value of such shares in the manner provided by the General Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) shall be entitled to such rights as are granted by the General Corporation Law.

2.6 Allocation. Within forty-five (45) days following the Closing, Buyer shall deliver to the Company a statement setting forth the Buyer’s good faith determination of the manner in which the Purchase Price and Assumed Liabilities (to the extent required under the Code) is to be allocated among the Acquired Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Company for all purposes, and the Company shall not file any Tax return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with such allocation. To the extent that a portion of the Purchase Price is allocated to tangible personal property, any sales tax due as a result of the sale of such property shall be paid by the Buyer.

ARTICLE 3

THE COMPANY’S REPRESENTATIONS AND WARRANTIES

Except as set forth on the Company Disclosure Schedule specifying the relevant subsection hereof, the Company hereby represents and warrants as follows, which representations and warranties only speak to the Business of the Company and not to any other business of the Company:

3.1 Capitalization.

(a) The authorized capital of the Company consists of ninety-nine million eight hundred sixty thousand three hundred eighty-one (99,860,381) shares of Common Stock, no par value (“Common Stock”), of which eighteen million three hundred fifty-four thousand three hundred eighty-one (18,354,381) shares are issued and outstanding.

(b) The outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

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3.2 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

3.3 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, provincial, state or local governmental authority or from or to any other Person on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except filings required pursuant to federal and state securities laws, which filings will be effected no later than the time such filings are required to be filed, or such other post-closing filings as may be required.

3.5 Litigation. There is no action, suit proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect in the business, properties, affairs, assets, operations or financial condition of the Company, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.6 Proprietary Information Agreements. Each current and former employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the forms previously delivered to Buyer or its counsel. None of the Company’s current or former employees, officers or consultants are in violation thereof.

3.7 Patents and Trademarks. The Company has sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any known conflict with or known infringement of the rights of others.

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Section 3.7 of the Company Disclosure Schedule contains a complete list of patents and pending patent applications, trademarks, copyrights and domain names of the Company. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person, nor is the Company aware that any Person has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of the Company. None of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently proposed, will, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company is not utilizing, or believe that it will be necessary to utilize, any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Company other than such inventions as have been assigned to the Company and in respect of which all non-assignable rights (including without limitation, moral rights) have been waived by such employees.

3.8 Compliance with Other Instruments. The Company is not in violation or default of any provision of its charter documents, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, of any provision of any federal, provincial or state statute, rule or regulation or of any Governmental Body applicable to the Company or the Business. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

3.9 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof except as set forth on the Balance Sheet.

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(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) future obligations (contingent or otherwise) of, or payments to the Company in excess of U.S. $50,000 (other than obligations arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary or intellectual property right to or from the Company (other than the license of the Company’s software and products in the ordinary course of business and other than licenses by the Company of “off the shelf” or other standard products), (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Company Financial Statements (as defined below)) individually in excess of U.S. $50,000 or, in the case of indebtedness and/or liabilities individually less than U.S. $50,000, in excess of U.S. $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Other than with Buyer, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

3.10 Related-Party Transactions. No shareholder, employee, officer, or director of the Company or member of his or her immediate family or any Person not dealing at arm’s length with any such Person (within the meaning of the Income Tax Act (Canada) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) other standard employee benefits made generally available to all employees (including any other stock option plan approved by the Company’s Board). To the best of the Company’s Knowledge, none

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of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except that shareholders, employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

3.11 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.12 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.13 Manufacturing and Marketing Rights. The Company has not granted rights to develop, manufacture, produce, assemble, distribute, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

3.14 Disclosure. The Company has fully provided Buyer with all the information (to the extent such information exists) that Buyer has requested for deciding whether to consummate the Acquisition.

3.15 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein, the charter documents of the Company are in the form previously provided to Buyer.

3.16 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens (a) that arise in the ordinary course of business, (b) that result from taxes which have not yet become delinquent, and (c) that do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any liens, claims or encumbrances. Other than the Excluded Assets, neither the Company nor any affiliate of the Company has, nor did the Company or any affiliate of the Company have as of August 31, 2006, any assets that were used in connection with the Business that are not Acquired Assets. The Acquired Assets in the aggregate include all rights, interests, leases, governmental authorizations, contracts and intangible assets of any nature whatsoever that are necessary and sufficient to operate or otherwise carry on the Business in the manner in which the Business is presently conducted by the Company. All of the Acquired Assets are located in Nova Scotia, and no aspect of the Business is conducted other than in Nova Scotia. Section 3.16 of the Company

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Disclosure Schedule sets forth each municipality within Nova Scotia in which any of the Acquired Assets are located.

3.17 Company Financial Statements. The Company has made available to Buyer its audited financial statements (balance sheet and statement of operations, statement of changes in shareholders’ equity and statement of cash flows, including notes thereto) at December 31, 2005 and for the fiscal year then ended, its unaudited financial statements (balance sheet and statement of operations) as at and for the eight-month period ended on the August 31, 2006 (the “Statement Date”) (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Company Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Company Financial Statements, together with the notes thereto, fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Company Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.18 Changes. Since the Statement Date there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

(c) any waiver by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

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(e) any change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of the Company;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(l) to the best of the Company’s Knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is presently proposed to be conducted); or

(m) any agreement or commitment by the Company to do any of the things described in this Section 3.18.

3.19 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

3.20 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports (including information returns and reports) as required by federal, provincial, state or other law. These returns and reports are true and correct in all material respects. The Company has paid all Taxes and other assessments due, except those contested by it in good faith that are listed in the Company Disclosure Schedule. The provision for Taxes of the Company as shown in the Company Financial Statements is adequate for Taxes due or accrued as of the date thereof. The Company is and always has been a Subchapter C corporation. The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. None of the Company’s federal income tax returns and none of its state or provincial income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Company Financial Statements, the Company has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges

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with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company is not a non-resident of Canada (within the meaning of the Income Tax Act (Canada).

3.21 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed. The Company has in full force and effect general liability and errors and omissions insurance in amounts customary for similarly situated companies.

3.22 Minute Books. The minute books of the Company made available to Buyer or its counsel contain a complete summary of all meetings, and copies of all actions by written consent, of directors and shareholders since the time of incorporation.

3.23 Labor Agreements and Actions; Employee Compensation. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company’s Knowledge, threatened, that could have a Material Adverse Effect on the properties, assets, affairs, operations, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is presently proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted. No officer or employee of the Company has entered into an employment agreement with the Company or is entitled to any compensation following termination of employment with the Company. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company who are involved, directly or indirectly, in connection with the Business and the date of hire of each such employee by the Company or its predecessors (the “Business Employees”). All Liabilities in respect of Business Employees have been paid in full to the date hereof and will have been paid in full to the Closing Date, including premium contributions, remittance and assessments for employment insurance, employer health tax, Canada Pension Plan, income tax,

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workplace safety and insurance, and any other employment related legislation, accrued wages, Taxes, salaries, commissions and employee benefit plan payments, and the Company has no arrears owing pursuant to the Nova Scotia Workers’ Compensation Act. All vacation pay, bonuses, commissions and other emoluments relating to the Business Employees are accurately reflected in all respects and have been accrued in the financial records of the Company. No notice has been received by the Company of any complaint filed by any employees against the Company that the Company has violated the Labour Standards Code (Nova Scotia), Human Rights Act (Nova Scotia), The Nova Scotia Workplace Safety and Insurance System, Occupational Health and Safety Act (Nova Scotia), and Pay Equity Act (Nova Scotia).

3.24 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.25 Significant Customers and Suppliers. No customer or supplier that was significant to the Company during the period covered by the Company Financial Statements or that has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

3.26 Solvency. The Company is not, and will not as of or immediately following the Closing be, Insolvent. For purposes of this Section 3.26, “Insolvent” means that the present fair saleable value of the Company’s assets do not and will not exceed its debts and other probable Liabilities, or is otherwise considered “insolvent” within the meaning of any applicable law.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Except as set forth on the Buyer Disclosure Schedule specifying the relevant subsection hereof, Buyer hereby represents and warrants to the Company as follows:

4.1 Authorization. All corporate action on the part of Parent, Subsidiary, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of each of Parent and Subsidiary hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of each of Parent and Subsidiary, enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subsidiary is a Canada corporation duly organized and validly existing and in good standing under the laws of Canada. Parent and Subsidiary each has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing

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in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Parent or Subsidiary, as applicable.

4.3 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation of (i) any of the provisions of Parent’s Restated Certificate or Bylaws, (ii) any resolution adopted by the Parent’s stockholders, Parent’s Board or any committee of Parent’s Board, (iii) any provisions of Subsidiary’s charter documents or (iv) any resolution adopted by the Subsidiary’s stockholder, Subsidiary’s Board of Directors or any committee of Subsidiary’s Board of Directors.

4.4 No Litigation or Regulatory Actions. There are no lawsuits, claims, suits, proceedings or investigations pending or, to Buyer’s Knowledge, threatened that (i) question the legality of the transactions contemplated by this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on Parent’s or Subsidiary’s ability to perform its obligations under this Agreement. There is no action, suit, proceeding or investigation by Parent or Subsidiary currently pending or which it intends to initiate that (i) questions the legality of the transactions contemplated by this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on Parent’s or Subsidiary’s ability to perform its obligations under this Agreement. Neither Parent nor Subsidiary is subject to any order of any Governmental Body that is having or could reasonably be expected to have a Material Adverse Effect on either Parent or Subsidiary, or on the ability of either Parent or Subsidiary to consummate the transactions contemplated by this Agreement.

4.5 Valid Issuance. The Buyer Common Stock to be issued in the Acquisition will be, when issued in accordance with the provisions of this Agreement, validly issued, fully paid and nonassessable, and, assuming the accuracy of the representation of the Company set forth in Section 3.1(d) above, issued in compliance with all applicable federal, provincial and state securities laws.

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or

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cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3 Press Releases. The Company and Buyer shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.4 Projections. Buyer and the Company acknowledge that each has provided the other with certain financial and business projections related to their respective businesses. The parties agree that such projections were only good faith estimates and the failure of any such projections to come to fruition shall not independently give rise to any liability for any party hereto.

5.5 Restrictions on Transfer or Distribution. The Company acknowledges that it may not sell or transfer the shares unless such sale or transfer is compliant with the rules and regulations promulgated under the Securities Act and the Exchange Act, or any applicable securities laws of any government entity in the United States or Canada. Without limiting the generality of the foregoing, the Company also acknowledges that it may not distribute the Stock Considerations to its stockholders unless it can represent to Buyer that each of its holders of the Company’s capital stock is an “accredited investor” as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

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(c) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

6.2 Additional Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations and warranties of the Company set forth in Article 3 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Closing Date as if made at and as of the Closing Date (without giving effect to any supplement to the Company Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date. There shall not have occurred any event that has had, or is reasonably expected to have, a Material Adverse Effect on the Business.

(b) Consents and Approvals. All consents and approvals necessary for the Company to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Section 3.8 of the Company Disclosure Schedule, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on the Acquired Assets or Assumed Liabilities.

(c) Officers’ Certificate. The Company shall have furnished to Buyer a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Sections 6.1 (with respect to the Company) and 6.2(a), (b), (e), and (j) have been fulfilled.

(d) Secretary’s Certificate. The Company shall have furnished to Buyer (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, or any other agreement, certificate or other instrument executed pursuant hereto by the Company, and (iv) a copy of the constating documents of the Company, certified by the an officer of the Company, and a certificate from the Nova Scotia Registry of joint Stock Companies evidencing the good standing of the Company in such jurisdiction.

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(e) Stockholder Approval. This Agreement and the Acquisition shall have been approved by the Requisite Company Shareholder Vote.

(f) Employees Generally. All of the individuals identified on Schedule 6.2(f), to the extent Buyer has offered such individuals employment terms reasonably consistent with their employment terms with the Company as of the date hereof, shall have signed Buyer offer letters and other employment-related agreements in form and substance reasonably acceptable to Buyer.

(g) Specified Employee. Each Specified Employee, to the extent Buyer has offered to such Specified Employee an employment arrangement terms mutually agreeable to Buyer and said Specified Employee, shall have signed an offer letter with Buyer, and other employment-related agreements in form and substance mutually and reasonably acceptable to Buyer and Specified Employee.

(h) Non-Competition Agreements. Buyer shall have received a non-competition agreement, in the form of EXHIBIT C, executed by the Company and by each Specified Employee.

(i) Delivery of Closing Balance Sheet. The Company shall deliver to Buyer the Closing Balance Sheet in a form reasonably acceptable to Buyer, with sufficient back-up detail necessary for Buyer to evaluate the accuracy of the Closing Balance Sheet (including schedules showing aged accounts payable, aged accounts receivable, and documentation verifying all special payment terms).

(j) Consents and Approvals. All consents and approvals necessary for the Company to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Schedule 3.8, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on Buyer.

(k) Additional Agreements. The Company and Buyer shall have executed a Bill of Sale, Assignment and Assumption Agreement, Trademark Assignment Agreement and Domain Name Assignment Agreement attached hereto as EXHIBITS D, E, F, and G, respectively.

(l) Accounts Receivable Election. At the Buyer’s option, Buyer and Company will jointly execute in prescribed form an election under Section 22 of the Income Tax Act (Canada) with respect to the accounts receivable of the Business included in the Acquired Assets. Such election will designate the portion of the Purchase Price allocated to the accounts receivable as contemplated in Section 2.6 as the consideration paid therefor by Buyer.

(m) Additional Deliverables. Buyer shall have received such other documents as Parent may request in good faith for the purpose of facilitating the consummation or performance of any of the Transactions, including, but not limited to, such bills of sale, endorsements, assignments, statements, affidavits and other documents as may (in the reasonable judgment of the Parent or its counsel) be necessary or appropriate to assign convey, transfer or deliver to Buyer good and valid title to the Acquired Assets free and clear of any Encumbrances.

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(n) Name of the Company. The name of the Company shall be changed to a name that does not include the words “Renex” or “Renovation” or words of similar import.

(o) Due Diligence. Buyer shall have completed, to Buyer’s satisfaction, its due diligence investigation of the Company.

6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations and warranties of Buyer set forth in Article 4 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Closing Date as if made at and as of the Closing Date ), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Buyer. Buyer shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Consents and Approvals. All consents and approvals necessary for Buyer to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Schedule 4.6, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on Buyer.

(c) Officers’ Certificate. Buyer shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Buyer, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Article 4 have been fulfilled.

(d) Secretary’s Certificate. Buyer shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Buyer necessary to approve this Agreement, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Buyer dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Buyer by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Buyer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

(e) Specified Employee. Craig Lucas and Lorraine Kotyk, to the extent Buyer has offered to each employment arrangement terms mutually agreeable to Buyer and each of Mr. Lucas and Ms. Kotyk, shall have signed an offer letter with Buyer, and other employment-related agreements in form and substance mutually and reasonably acceptable to Buyer and each of Mr. Lucas and Ms. Kotyk.

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6.4 Restrictions on Transfer.

(a) The Company (or any other transferor to the extent applicable) shall not make any disposition of all or any portion of the Buyer Common Stock issued pursuant to this Agreement to any person or entity:

(i) unless (A) the disposition is in connection with a liquidation or other pro rata distribution to the shareholders of the Company and the proposed transferee is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act and the Company (or any other transferor to the extent applicable) shall have provided Buyer with evidence thereof reasonably satisfactory to Buyer or the transferee is an unaccredited investor as described in Section 3.1(d) of the Company Disclosure Schedule, or (B) the Company (or any other transferor to the extent applicable) shall have furnished Buyer with an opinion of counsel in form and substance reasonably satisfactory to Buyer that such disposition would not require registration of such shares under the Securities Act and would not otherwise violate applicable securities laws with respect to such transfer and the initial issuance of shares by Buyer pursuant to this Agreement (based on Rule 506 of Regulation D of the Securities Act) or any other applicable securities legislation;

(ii) unless the transferee has agreed in writing to be bound by the terms of this Section 6.4; and

(iii) that would result in more than an aggregate of twenty (20) persons or entities holding shares of Buyer Common Stock issued pursuant to this Agreement (taking into account any prior dispositions of Buyer Common Stock issued pursuant to this Agreement by the Company or any other third party).

Notwithstanding the foregoing or anything herein to the contrary, in no event shall any shares of Buyer Common Stock be transferred, sold or otherwise disposed of by the Company on or before the date that is one (1) year following the Closing Date.

(b) Each certificate representing the shares of Buyer Common Stock issued pursuant to this Agreement shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend otherwise required under applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LEGISLATION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT, OR ANY OTHER APPLICABLE SECURITIES LEGISLATION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED

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HOLDER OR SUCH HOLDER’S PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

ARTICLE 7

AMENDMENT AND WAIVER

7.1 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

7.2 Waiver. At any time prior to or following the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

ARTICLE 8

SURVIVAL; INDEMNIFICATION; LIQUIDATED DAMAGES

8.1 Survival of Representations and Warranties.

(a) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations, warranties and covenants contained in Articles 3, 4, and 6 hereof, shall terminate twelve (12) months following the Closing Date (the “Claim Termination Date”), except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the Claim Termination Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, and except for any claims related to the Closing Balance Sheet for a period of thirty (30) days following the Effective Time (or until any disputes related thereto are fully and finally resolved). The representations, warranties and covenants contained in Article 4 hereof, shall terminate on December 31, 2006. The covenants of the Company (and any permitted transferee) set forth in Section 6.4 shall survive the Closing.

(b) Nothing contained in this Section 8.1 or elsewhere in this Agreement shall limit any rights or remedy of Company or Buyer for claims based on intentional misrepresentation, fraud or a Breach of the Specified Representations.

8.2 Indemnification By The Company.

(a) Subject to the limitations set forth in this Article 8, the Company shall hold harmless and indemnify Buyer from and against, and shall compensate and reimburse Buyer for, any Damages that are directly or indirectly suffered or incurred Buyer or to which Buyer

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may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement;

(ii) any Breach of any representation or warranty made by the Company in this Agreement as if such representation and warranty had been made on and as of the Closing Date;

(iii) any Breach of any representation, warranty, statement, information or provision contained in the Company Disclosure Schedule or in any other document delivered or otherwise made available to the Buyer by or on behalf of the Company;

(iv) any Liability of the Company, other than the Assumed Liabilities; or

(v) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” or “(iv),” above (including any Proceeding commenced by Buyer for the purpose of enforcing any of its rights under this Section 8).

(b) Subject to Section 8.2(c), the Company shall not be required to make any indemnification payment pursuant to Sections 8.2(a) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by Buyer, or to which Buyer has or have otherwise become subject, exceeds U.S. $25,000.00. (If the total amount of such Damages exceeds the U.S. $25,000.00 for the entire amount of such Damages, Buyer shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding U.S. $25,000.00.)

(c) The limitation on the indemnification obligations of the Company that is set forth in Section 8.2(b) shall not apply to (i) any Breach arising directly or indirectly from any circumstance of which any of the Company had Knowledge on or prior to the Closing Date, or (ii) any inaccuracy in the Closing Balance Sheet.

(d) As security for the Company’s indemnification obligations pursuant to this Section 8.2, the Company agrees that Buyer shall have the right to cancel one share of Buyer Common Stock issued to the Company as part of the Consideration for each amount of Damages equal to the Stock Price.

8.3 Setoff; Limitation of Liability.

(a) In addition to any rights of setoff or other rights that Buyer may have at common law or otherwise, Buyer shall have the right to withhold and deduct any sum that may be owed to the Company under this Section 8 from any amount otherwise payable by Buyer. The

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withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

(b) Except for Damages arising (i) in the case of intentional misrepresentation or fraud; or (ii) due to inaccuracies in or Breaches of any of the Specified Representations, the maximum liability of under Section 8.2 shall be equal to the Consideration.

(c) If Buyer exercises its right to cancel shares of Buyer Common Stock as set forth in Section 8.2(d) or its right to setoff as set forth in Section 8.3, Buyer shall notify the Company of (a) the amount of Damages Buyer alleges it has incurred; (ii) the manner in which Buyer calculated the amount of Damages; and (iii) the number of shares of Buyer Common Stock cancelled.

8.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Buyer, the Company or any other Person) with respect to which the Company may become obligated to hold harmless, indemnify, compensate or reimburse Buyer pursuant to Section 8, Buyer shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Company. If Buyer so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Section 8, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Company;

(b) the Company shall make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Buyer shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Buyer settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Company, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Buyer in connection with such claim or Legal Proceeding (it being understood that if Buyer requests that the Company consent to a settlement, adjustment or compromise, the Company shall not unreasonably withhold or delay such consent).

(d) Buyer shall give the Company prompt notice of the commencement of any such Legal Proceeding against Buyer or the Company, provided, however, that any failure on the part of Buyer to so notify the Company shall not limit any of the obligations of the Company under Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Buyer does not elect to proceed with the defense of any such claim or Legal Proceeding, the Company may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Buyer; provided, however, that the Company may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Buyer (which consent may not be unreasonably withheld or delayed).

25.

8.5 Exercise Of Remedies By Persons Other Than The Purchaser. No Person (other than Buyer or any successor thereto or assign thereof) shall be considered a third party beneficiary of the agreements in this Section 8 and no such person shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a) actual receipt or (b) (i) one (1) business day after delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with an internationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States or Canada Post Office for delivery by registered or certified mail, postage prepaid. Any such notice shall be addressed to the party to be notified at the address indicated for such party indicated on the signature pages or exhibits hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.4 Mandatory Arbitration.

(a) If Buyer and the Company are unable to resolve any dispute relating to this Agreement (an “Arbitrable Dispute”) then the dispute shall be settled by binding arbitration in Jacksonville, Florida, in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator will be furnished by the arbitrator to the Company and Buyer in writing and will constitute a final, conclusive and non-appealable determination of the issue in

26.

question, binding upon the Company and Buyer, and an order with respect thereto may be entered in any court of competent jurisdiction.

(b) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Buyer and the Company or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(c) The arbitrator shall be mutually agreed upon by Buyer and the Company. In the event Buyer and the Company are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(d)” hereof.

(d) No arbitrator shall have any past or present family, business or other relationship with Buyer, the Company, “affiliate” (as such term is defined in Rule 12b-2 of the Exchange Act), director or officer thereof, unless following full disclosure of all such relationships, Buyer and the Company agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(e) The arbitrator shall be instructed to hold up to an eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Buyer and the Company.

(f) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 10.4. Buyer and the Company agree to act in good faith to promptly exchange relevant documents.

(g) Buyer and the Company will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(h) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

(i) Except as specifically otherwise provided in the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to the Agreement.

27.

9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein):

(a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof;

(b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof;

(c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not, except as permitted in Section 2.3(b) of this Agreement, be assignable by either party hereto without the prior written consent of the other party hereto; and

9.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.7 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

**End of Asset Purchase Agreement - Signature Page Follows **

28.

IN WITNESS WHEREOF, the parties hereto have caused this ASSET PURCHASE AGREEMENT to be executed on the date first written above by their respective officers.

PARENT:		SELLER:

WEBSITE PROS, INC.		RENEX, INC.

By:	/s/ David Brown	By:	/s/ Craig Lucas
	David Brown		Craig Lucas
	President and Chief Executive Officer		Chief Executive Officer

Address:		Address:

National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350		73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Attention: Chief Executive Officer Facsimile: (650) 989-6786

SUBSIDIARY:

WEBSITE PROS CANADA INC.

By:	/s/ David Brown
David Brown
President and Chief Executive Officer

Address:

C/O Website Pros, Inc. National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350

EXHIBIT A-1

ASSUMED LIABILITIES

1.	Lease Agreement for 73 Tacoma Drive, Dartmouth, Nova Scotia, CANADA

2.	Coffee Machine Services (CAN $75/month)

3.	Chubb Security Systems (CAN $262.78/month for 15 months after Closing Date)

4.	Accounts payable arising under invoices from PricewaterhouseCoopers for merger preparation and audit services

5.	Obligations arising under bills from Telus Corp. for long distance phone service, until May 2007

6.	Deferred revenue as listed on the Balance Sheet

EXHIBIT A-2

EXCLUDED LIABILITIES

1.)	Maternity leave compensation for Lenore Lucas

2.)	Severance pay and maternity compensation for Heidi Wilson

3.)	Sick pay for Nancy Jamieson

4.)	Obligations arising under life insurance policies

5.)	Obligations arising under cell phone agreements with Rogers Wireless

6.)	Obligations arising under accounts payable incurred prior to the Closing Date and not listed on Exhibit A-1.

2.

EXHIBIT B

EXCLUDED ASSETS

1.)	Accounts receivable due pursuant to loans made to shareholders of the Company

2.)	Cash and currency as listed on the Balance Sheet

3.)	Rights to any amounts, sums, and monies from any Governmental Body as refunds, returns, or credits that based upon pre-payment of income tax to any Governmental Body prior to the Closing Date

4.)	Accounts receivable due pursuant to the home loan made to Craig Lucas

3.

EXHIBIT C

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is being executed and delivered as of September 30, 2006 by [Name] (the “Key Employee”) in favor of, and for the benefit of: WEBSITE PROS, INC., a Delaware corporation (the “Purchaser”) and the other “Indemnitees” (as hereinafter defined). Certain capitalized terms used in this Noncompetition Agreement are defined in Section 18.

RECITALS

A. As a stockholder and employee of RENEX, INC., a private Nova Scotia company (the “Company”), the Key Employee has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries. (The businesses of the Company and its subsidiaries are referred to collectively herein as the “Business.”)

B. Pursuant to an Asset Purchase Agreement of even date herewith between, among others, the Purchaser and the Company (the “Purchase Agreement”), the Purchaser is acquiring those assets of the Company that are related to the Business (the “Transaction”). Upon the consummation of the Transaction, the Key Employee will receive cash consideration from the Purchaser.

C. In connection with the Transaction (and as a condition to the consummation of such Transaction), and to enable the Purchaser to secure more fully the benefits of such Transaction, the Purchaser has required that the Key Employee enter into this Noncompetition Agreement; and the Key Employee is entering into this Noncompetition Agreement to induce the Purchaser to consummate the Transaction contemplated by the Purchase Agreement.

E. The Purchaser and the Purchaser’s subsidiaries have conducted, are conducting and expect to continue to conduct their respective businesses on a national basis.

AGREEMENT

To induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Key Employee hereby agrees as follows:

1. Restriction on Competition. The Key Employee agrees that, during the Noncompetition Period, the Key Employee shall not, and shall not permit any of his Affiliates to:

(a) engage directly or indirectly in Competition in any Restricted Territory; or

(b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that the Key Employee may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Key Employee and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Key Employee’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Key Employee nor any Affiliate of the Key Employee is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

2. No Hiring or Solicitation of Employees. The Key Employee agrees that, during the Noncompetition Period, the Key Employee shall not, and shall not permit any of his Affiliates to: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Key Employee’s own behalf or on behalf of any other Person) any employee of the Purchaser or any of the Purchaser’s subsidiaries to leave his or her employment with the Purchaser or any of the Purchaser’s subsidiaries. For purposes of this Agreement, “Specified Employee” shall mean any individual who (i) is or was an employee of the Company on the date of this Noncompetition Agreement or during the 90-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of the Purchaser or any of the Purchaser’s subsidiaries on the date of this Noncompetition Agreement or at any time during the Noncompetition Period.

3. Representations and Warranties. The Key Employee represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Key Employee or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Key Employee’s representations and warranties shall survive the expiration of the Noncompetition Period for an unlimited period of time.

4. Specific Performance. The Key Employee agrees that, in the event of any breach or threatened breach by the Key Employee of any covenant or obligation contained in this Noncompetition Agreement, each of the Purchaser and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Key Employee further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and the Key Employee irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

2.

5. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, the Key Employee shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement, or (b) any failure on the part of the Key Employee to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

6. Non-Exclusivity. The rights and remedies of the Purchaser and the other Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser and the other Indemnitees under this Noncompetition Agreement, and the obligations and liabilities of the Key Employee under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Key Employee’s obligations, or the rights or remedies of the Purchaser or any of the other Indemnitees, under the Purchase Agreement; and nothing in the Purchase Agreement shall limit any of the Key Employee’s obligations, or any of the rights or remedies of the Purchaser or any of the other Indemnitees, under this Noncompetition Agreement.

7. Severability. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

3.

8. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Province of Nova Scotia, Canada (without giving effect to principles of conflicts of laws).

(b) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

9. Waiver. No failure on the part of the Purchaser or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of the Purchaser or any other Indemnitee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10. Successors and Assigns. Each of the Purchaser and the other Indemnitees may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of the Key Employee or of any other Person.

11. Further Assurances. The Key Employee shall execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

12. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Key Employee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

14. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of

4.

construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

15. Survival of Obligations. Except as specifically provided herein, the obligations of the Key Employee under this Noncompetition Agreement (including his obligations under Sections 3, 5 and 11) shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Key Employee of any obligation or liability arising from any prior breach by the Key Employee of any provision of this Noncompetition Agreement.

16. Obligations Absolute. The Key Employee’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Purchaser, any other Indemnitee or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Purchaser, any other Indemnitee or any other Person.

17. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Key Employee, the Purchaser (or any successor to the Purchaser).

18. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) “Competing Product” means any: (i) home improvement contractors network services and related financial services and inbound call centers; (ii) product, equipment, device or system that has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, or refurbished, by or on behalf of the Company (or any predecessor of the Company) in connection with the Business at any time on or prior to this date of this Noncompetition Agreement; (iii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, or refurbished, by or on behalf of the Purchaser or any of the Purchaser’s subsidiaries at any time during the Noncompetition Period; or (iv) product, equipment, device or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or competes in any material respect with any product, equipment, device or system of the type referred to in clause “(i)”, clause “(ii)” or clause “(iii)” of this sentence.

5.

(c) “Competing Service” means any: (i) home improvement contractors network services and related financial services and inbound call centers, including, but not limited to, related implementation, consulting and technical support services; (ii) service that has been provided, performed or offered by or on behalf of any of the Business by the Company (or any predecessor of any of the Company) at any time on or prior to the date of this Noncompetition Agreement; (iii) service that is provided, performed or offered by the Purchaser or any of the Purchaser’s subsidiaries at any time during the Key Employee’s employment by the Purchaser or any of Purchaser’s subsidiaries; (iv) service that facilitates, supports or otherwise relates to the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, of any Competing Product; or (v) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause “(i)”, clause “(ii)”, clause “(iii)” or clause “(iv)” of this sentence.

(d) A Person shall be deemed to be engaged in “Competition” if: (a) such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, or refurbishment of any Competing Product; or (b) such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in providing, performing, marketing, or offering any Competing Service.

(e) “Indemnitees” shall include: (i) the Purchaser; (ii) each Person who is or becomes an Affiliate of the Purchaser; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(f) “Noncompetition Period” shall mean the period commencing on the date of this Noncompetition Agreement and ending on the later of (i) the third anniversary of the date of this Noncompetition Agreement or (ii) the second anniversary of the date of the termination of the Key Employee’s employment with the Purchaser; provided, however, that in the event of any breach on the part of the Key Employee of any provision of this Noncompetition Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(g) “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(h) “Restricted Territory” means each county or similar political subdivision in North America, and each state, territory or possession of such counties or similar political subdivisions in North America.

**End of Noncompetition Agreement – Signature Page Follows**

6.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Noncompetition Agreement as of the date first above written.

KEY EMPLOYEE:

[NAME]

Address: c/o Renex, Inc. 73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Facsimile: (650) 989-6786

PURCHASER:

WEBSITE PROS, INC.

By:
David Brown
President and Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that RENEX, INC., a private Nova Scotia company (the “Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers, conveys and delivers to WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA CORP, an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”), all right, title and interest in, and good and valid title to, the Acquired Assets pursuant to the terms of that certain Asset Purchase Agreement dated as of September 30, 2006, as the same may be amended, by and between the Buyer and the Seller (the “Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The Seller represents and warrants to the Buyer that the Seller has full right, power and authority to convey and transfer the aforementioned property and to execute and deliver this Bill of Sale.

[End of Bill of Sale – Signature Page Follows]

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale of be executed as of September 30, 2006.

SELLER:

RENEX, INC.

By:
Craig Lucas
Chief Executive Officer

Address: 73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Attention: Chief Executive Officer Facsimile: (650) 989-6786

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA CORP., an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”), and RENEX, INC., a private Nova Scotia company (the “Seller”). Capitalized terms used but not defined in this Assignment and Assumption Agreement shall have the meanings given to them in that certain Asset Purchase Agreement, dated as of September 30, 2006, between the Buyer and the Seller, as the same may be amended (the “Purchase Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant and subject to the terms and conditions of the Purchase Agreement, the Seller is causing the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer; and

WHEREAS, in connection with the sale of the Acquired Assets to the Buyer, the Buyer and the Seller wish to provide for the limited assumption by the Buyer of certain obligations of the Seller (the “Assumed Liabilities,” as such term is defined in the Purchase Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. The Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer all right, title and interest in, to and under each Assumed Liability; and

2. The Buyer hereby assumes the obligations of the Seller under each Assumed Liability pursuant to the terms of the Purchase Agreement.

Notwithstanding anything to the contrary contained herein: (a) nothing contained in this Assignment and Assumption Agreement is intended to provide any rights to the Seller or Buyer (beyond those rights expressly provided to the Seller and Buyer, respectively, in the Purchase Agreement); (b) nothing contained in this Assignment and Assumption Agreement is intended to impose any obligations or liabilities on the Buyer or Seller (beyond those obligations and liabilities expressly imposed on the Buyer and Seller, respectively, in the Purchase Agreement); and (c) nothing contained in this Assignment and Assumption Agreement is intended to limit any of the rights or remedies available to the Buyer or Seller under the Purchase Agreement.

Nothing contained in this Assignment and Assumption Agreement is intended to provide any right or remedy to any person or entity, other than the Seller.

The Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

This Assignment and Assumption Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[End of Assignment and Assumption Agreement – Signature Page Follows]

3

The parties to this Assignment and Assumption Agreement have caused it to be executed and delivered as of the date first written above.

PARENT:	SELLER:

WEBSITE PROS, INC.	RENEX, INC.

By:	By:
David Brown	Craig Lucas
President and Chief Executive Officer	Chief Executive Officer

Address:	Address:

National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350	73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Attention: Chief Executive Officer Facsimile: (650) 989-6786

SUBSIDIARY:

WEBSITE PROS CANADA, INC.

By:
David Brown
President and Chief Executive Officer

Address:

C/O Website Pros, Inc. National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350

EXHIBIT F

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (the “Agreement”) is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (the “Assignee”), and RENEX, INC., a private Nova Scotia company (the “Assignor”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of September 30, 2006, as amended (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignee desires to own Assignor’s entire right, title, and interest in and to the trademarks, trade names, and trademark registrations and applications listed in SCHEDULE A hereto (the “Trademarks”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignor, on behalf of itself and its predecessors and successors in interest, hereby sells, assigns and transfers to Assignee, its successors, transferees and assignees, (a) all right, title, and interest it has in or to the Trademarks, including, without limitation, common law rights in same, and (b) that part of the goodwill of Assignor’s business connected with and symbolized by the Trademarks, and further including all claims for damages by reason of past, present and/or future infringement of the Trademarks, with the right to sue for, and collect, the same for Assignee’s own use and benefit. Assignor hereby acknowledges that it retains no right to use the Trademarks and agrees not to challenge the validity of Assignee’s ownership of the Trademarks.

2. Assignor covenants that it will promptly provide to Assignee, upon such request of Assignee, all pertinent facts and documents relating to the Trademarks as may be known and reasonably accessible to Assignor and will testify as to the same in any opposition, litigation or any proceeding related thereto. At Assignee’s expense, Assignor shall execute and deliver all documents requested by Assignee and shall take all reasonably necessary steps to give effect to and further the purposes of this Agreement.

3. This Trademark Assignment Agreement shall be binding upon and enure to the benefit of the respective successors and assigns of the Assignor and Assignee.

[End of Trademark Assignment Agreement – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused its duly authorized representatives to execute this Trademark Assignment Agreement effective as of the date first written above and in the capacity shown below.

This Trademark Assignment Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ASSIGNEE:	ASSIGNOR:

WEBSITE PROS, INC.	RENEX, INC.

By:	By:
David Brown	Craig Lucas
President and Chief Executive Officer	Chief Executive Officer

Address:	Address:

National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350	73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Attention: Chief Executive Officer Facsimile: (650) 989-6786

State of ____________________	}

County of __________________

On                     , 2006, before me,                                 , the undersigned Notary Public,          personally appeared                             ,          personally known to me or          proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Signature

SCHEDULE A

TRADEMARKS

ASSIGNED BY RENEX, INC. TO WEBSITE PROS, INC.

Registered Trademarks

Mark	Serial No.	Registration No.	Date Filed	Date Registered	Dates to File Affidavit of Continued Use	Date to File Application for Renewal
[ ]

Unregistered Trademarks

Mark	Notes
[ ]

EXHIBIT G

DOMAIN NAME ASSIGNMENT AGREEMENT

THIS DOMAIN NAME ASSIGNMENT AGREEMENT (the “Agreement”) is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (the “Assignee”), and RENEX, INC., a private Nova Scotia company (the “Assignor”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of September 30, 2006, as amended (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignee desires to own Assignor’s entire right, title, and interest in and to the domain names in SCHEDULE A hereto (the “Domain Names”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignor, on behalf of itself and its predecessors and successors in interest, hereby sells, assigns and transfers to Assignee, its successors, transferees and assignees, all right, title and interest in and to the Domain Names. Without limiting the foregoing, Assignor hereby assigns and transfers to Assignee any and all trademark and trademark registration rights that Assignor has or may have in the Domain Names, including, without limitation, common law rights in such trademarks, and all right, title, and interest in and to that part of the goodwill of Assignor’s business connected with and symbolized by such trademarks or registrations, and further including all claims for damages by reason of past, present and/or future infringement of such trademarks, with the right to sue for, and collect, the same for Assignee’s own use and benefit.

2. Promptly upon request, Assignor will take all steps necessary to effectuate that the Domain Names will be transferred to Assignee. Assignee will provide to Assignor the name servers and IP addresses to which such Domain Names will be transferred.

3. Assignor covenants that it will promptly provide to Assignee, upon such request of Assignee, all pertinent facts and documents relating to the Domain Names as may be known and reasonably accessible to Assignor and will testify as to the same in any opposition, litigation or any proceeding related thereto. At Assignee’s expense, Assignor shall execute and deliver all documents requested by Assignee and shall take all reasonably necessary steps to give effect to and further the purposes of this Agreement.

4. This Domain Name Assignment Agreement shall be binding upon and enure to the benefit of the respective successors and assigns of the Assignor and Assignee.

[End of Domain Name Assignment Agreement – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Domain Name Assignment Agreement effective as of the date shown above and in the capacities shown below.

This Domain Name Assignment Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ASSIGNEE:	ASSIGNOR:

WEBSITE PROS, INC.	RENEX, INC.

By:	By:
David Brown	Craig Lucas
President and Chief Executive Officer	Chief Executive Officer

Address:	Address:

National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 USA Attention: Chief Executive Officer Facsimile: (904) 680-0350	73 Tacoma Dr, Seventh Floor Dartmouth, Nova Scotia B2W 3Y6 CANADA Attention: Chief Executive Officer Facsimile: (650) 989-6786

State of ____________________	}

County of __________________

On                     , 2006, before me,                                 , the undersigned Notary Public,          personally appeared                             ,          personally known to me or          proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Signature

SCHEDULE A

DOMAIN NAMES

ASSIGNED BY RENEX, INC. TO WEBSITE PROS, INC.

[Domain Name List]